Exhibit 99.1

Dragoneer Growth Opportunities Corp. Announces Pricing of $600,000,000 Initial Public Offering

August 13, 2020

SAN FRANCISCO -- Dragoneer Growth Opportunities Corp. (the “Company”) announced today the pricing of its initial public offering of 60,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) in the United States and trade under the ticker symbol “DGNR.U” beginning on August 14, 2020. Each unit consists of one Class A ordinary share and one-fifth of one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “DGNR” and “DGNR WS,” respectively. The initial public offering is expected to close on August 18, 2020, subject to customary closing conditions.

The Company will also enter into a forward purchase agreement for the purchase of an aggregate 15,000,000 forward purchase units with funds affiliated with Dragoneer Growth Opportunities Holdings. In addition, the Company will also enter into a forward purchase agreement for the purchase of an aggregate 2,500,000 forward purchase units with entities managed by or associated with Willett Advisors. Any such purchases will take place in a private placement to close substantially concurrently with the closing of the Company’s initial business combination.

The Company is led by Marc Stad and Pat Robertson, and is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses or entities.

Citigroup Global Markets Inc., Goldman Sachs & Co., LLC, and J.P. Morgan Securities LLC are acting as book-running managers in the offering. The Company has granted the underwriters a 45-day option to purchase up to 9,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The initial public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained for free from the U.S. Securities and Exchange Commission website http://www.sec.gov; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282; Telephone: (866) 471-2526; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 866-803-9204, Email: prospectuseq_fi@jpmchase.com.

A registration statement relating to the securities sold in the initial public offering has been declared effective by the U.S. Securities and Exchange Commission on August 13, 2020.

This press release shall not constitute an offer to sale or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act and applicable state securities laws.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About the Company

The Company is a newly organized blank check company formed by an affiliate of Dragoneer Investment Group, LLC (“Dragoneer”). Dragoneer is a San Francisco-based, growth-oriented investment firm with over $10 billion in long-duration capital from many of the world’s leading endowments, foundations, sovereign wealth funds, and family offices. The firm has a history of partnering with management teams growing exceptional companies characterized by sustainable differentiation and superior economic models. The firm’s track record includes public and private investments across industries and geographies, with a particular focus on technology-enabled businesses.

Media Contacts

Meghan Gavigan / Nate Johnson
Sard Verbinnen & Co
(415) 618-8750